UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2006

Auxilium Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Valley Stream Parkway, Malvern, Pennsylvania	19355
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (484) 321-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by the Company, on December 29, 2003, it entered into that certain Distribution Agreement (the “Distribution Agreement”) with Bayer Inc. (“Bayer”) for the promotion and sale of Testim® in the Canada. Testim was approved for sale in Canada on May 15, 2006, but Bayer has not yet launched Testim in Canada and as a result there have been no sales of Testim in Canada.

On December 6, 2006, Bayer executed a letter agreement with Auxilium, dated December 1, 2006, (the “Termination Agreement”) which sets forth the terms and conditions upon which Bayer and Auxilium mutually agreed to terminate the Distribution Agreement prior to the expiration of its term. Pursuant to the Termination Agreement, the Distribution Agreement terminated at the close of business on December 4, 2006 with certain specified provisions surviving termination. Auxilium and Bayer agree that neither owes the other any payments related to the termination. In addition to the foregoing, each party agrees to release each other from claims.

Item 1.02 Termination of a Material Definitive Agreement

The description of the Termination Agreement in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference. Such description is a summary of certain terms of the Termination Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Termination Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the Termination Agreement attached hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Letter Agreement, dated December 1, 2006, between Bayer Inc. and Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: December 12, 2006	By:	/s/ James E. Fickenscher
	Name:	James E. Fickenscher
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Letter Agreement, dated December 1, 2006, between Bayer Inc. and Auxilium Pharmaceuticals, Inc.